Exhibit (a)(1)(D)

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF

COMMON STOCK

AT $5.00 PER SHARE

AND

ALL OUTSTANDING SHARES OF

SERIES A CONVERTIBLE PREFERRED STOCK

AT $20.00 PER SHARE

OF

CLARIENT, INC.

BY

CRANE MERGER SUB, INC.

AN INDIRECT WHOLLY OWNED SUBSIDIARY

OF

GENERAL ELECTRIC COMPANY

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 6, 2010, UNLESS THE OFFER IS EXTENDED.

November 5, 2010

To Brokers, Dealers, Banks, Trust Companies and Other Nominees:

We have been engaged by Crane Merger Sub, Inc., a Delaware corporation (the “Purchaser”) and indirect, wholly owned subsidiary of General Electric Company, a New York corporation, to act as Dealer Manager in connection with the Purchaser’s offer to purchase (i) all outstanding shares of common stock of Clarient, Inc., a Delaware corporation (the “Company”), par value $0.01 per share (the “Common Shares”), at a price of $5.00 per Common Share in cash and (ii) all outstanding shares of Series A Convertible Preferred Stock of the Company, par value $0.01 per share (the “Preferred Shares” and together with the Common Shares, the “Shares”), at a price of $20.00 per Preferred Share in cash, in each case without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 5, 2010 (the “Offer to Purchase”) and the related Letter of Transmittal enclosed herewith (such offer, together with any amendments or supplements thereto, the “Offer”).

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” providing information relating to backup withholding of U.S. federal income tax;

3. A Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to BNY Mellon Shareowner Services (the “Depositary”) by the expiration of the Offer or if the procedure for book-entry transfer cannot be completed prior to the expiration of the Offer;

4. The Company’s Solicitation/Recommendation Statement on Schedule 14D-9;

5. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

6. A return envelope addressed to the Depositary for your use only.

Certain conditions to the Offer are described in Section 15 of the Offer to Purchase.

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on December 6, 2010, unless the Offer is extended. Except as otherwise described in Section 4 of the Offer to Purchase, previously tendered Shares may be withdrawn at any time until the Offer has expired and, if the Purchaser has not accepted such Shares for payment by January 4, 2011, such Shares may be withdrawn at any time after that date until the Purchaser accepts Shares for payment.

In order for Shares to be validly tendered pursuant to the Offer, either (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an “agent’s message” in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and either (A) the share certificates evidencing such tendered Shares must be timely received by the Depositary at such address or (B) such Shares must be tendered pursuant to the procedure for book-entry transfer described in the Offer to Purchase and a book-entry confirmation must be received by the Depositary, in each case prior to the expiration time of the Offer (except with respect to any subsequent offering period, if provided), or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery.”

Neither Parent nor the Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary, the Dealer Manager and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Banks, brokers, dealers and other nominees will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

Very truly yours,

J.P.Morgan Securities LLC

Nothing contained herein or in the enclosed documents shall render you the agent of the Purchaser, the Dealer Manager, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

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